Exhibit 99.1
FOR IMMEDIATE RELEASE
Date: April 25, 2008
CONTACT: Paul Zogas, President (708) 598-9400
MIDLAND CAPITAL HOLDINGS CORPORATION
REPORTS FISCAL 3rd QUARTER EARNINGS
AND DECLARES REGULAR CASH DIVIDEND
BRIDGEVIEW, ILLINOIS — Midland Capital Holdings Corporation (OTC Bulletin Board: MCPH) (the “Company”) the holding company for Midland Federal Savings and Loan Association (“Midland Federal”) today announced that net income for the quarter ended March 31, 2008 totaled $41,000, or $0.11 per diluted share, compared to net income of $164,000, or $0.44 per diluted share, for the quarter ended March 31, 2007. Net income for the nine months ended March 31, 2008 totaled $380,000, or $1.02 per diluted share, compared to net income totaling $557,000, or $1.50 per diluted share, for the nine months ended March 31, 2007.
Midland Capital Holdings Corporation also announced that it will pay a regular cash dividend of $0.24 per share for the quarter ended March 31, 2008. The dividend will be payable May 15, 2008 to shareholders of record as of May 5, 2008.
Annualized return on average assets and annualized return on average equity during the quarter ended March 31, 2008 were .14% and 1.18%, respectively, compared to .53% and 4.83%, respectively, for the comparable prior year quarter. For the nine months ended March 31, 2008, annualized return on average assets and annualized return on average equity were .41% and 3.67%, respectively, compared to .59% and 5.50%, respectively, for the nine months ended March 31, 2007.
Net interest income decreased $209,000 to $949,000 in the quarter ended March 31, 2008 as compared to the prior year quarter. The decrease in net interest income is primarily attributed to a decrease in interest rate spread to 2.89% for the quarter ended March 31, 2008 from 3.54% for the prior year period. The average balance of interest earning assets also decreased by $3.6 million to $115.6 million compared with the prior year period.
For the nine months ended March 31, 2008 net interest income decreased $456,000 to $3.1 million, compared to the prior year period. The decrease in net interest income in the current nine month period was also primarily the result of a decrease in interest rate spread to 3.16% compared to 3.63% in the prior year period.
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Non-interest income decreased $5,000 to $198,000 in the quarter ended March 31, 2008 as compared to the prior year quarter. The primary factors for the decrease in non-interest income were a $26,000 decrease in gain on the sale of loans and a $17,000 decrease in loan fees and service charges offset by a $29,000 increase in gain on sale of other investments, a $6,000 increase in deposit related fees and a $3,000 increase in commission income. The increase in gain on sale of other investments was the result of the mandatory redemption of a portion of Midland Federal’s Class B VISA, Inc. common stock during the current quarter.
For the nine months ended March 31, 2008 non-interest income increased $83,000 to $675,000 from $592,000 in the prior year period. The primary factors for the increase in non-interest income were a $96,000 gain on the sale of marketable equity securities, including the Class B Visa, Inc. common stock discussed above, and a $20,000 increase in commission income, offset by a $10,000 decrease in deposit related fees and the elimination of a $24,000 recovery in the prior year period for data communication charges billed in error in previous periods.
Non-interest expense decreased $27,000 to $1.1 million in the quarter ended March 31, 2008 as compared to the prior year quarter. The decrease in non-interest expense is primarily the result of an $11,000 decrease in staffing costs, a $4,000 decrease in office occupancy and equipment expense and a $4,000 decrease in data processing fees.
For the nine months ended March 31, 2008 non-interest expense decreased $105,000 to $3.2 million compared with the prior year period. The primary factors for the decrease in non-interest expense in the current nine month period were a $62,000 decrease in staffing expense, an $8,000 decrease in advertising expense, a $6,000 decrease in data processing fees and a $5,000 decrease in computer software and support expense. The decrease in staffing expense is primarily attributed to a $67,000 decrease in the cost of employee pension and health insurance benefits, offset by normal increases in payroll expenses.
Non-performing assets were .97% of total assets at March 31, 2008 and consisted of $1.2 million in non-performing loans compared to $511,000 in non-performing loans, or .41% of total assets, at June 30, 2007. The allowance for loan losses decreased $9,000 during the nine months ended March 31, 2008 due to net charge offs of consumer loans and amounted to $411,000, or 0.50% of total loans, at March 31, 2008. The Company made no loan loss provisions during the nine months ended March 31, 2008. At March 31, 2008 the Company’s ratio of allowance for loan losses to non-performing loans was 35.66% compared to 82.22% at June 30, 2007.
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At March 31, 2008 the Company’s assets totaled $119.0 million, compared to total assets of $124.9 million at June 30, 2007. Loans receivable, including loans held for sale, declined $2.4 million to $82.5 million at March 31, 2008 compared to $84.9 million at June 30, 2007. Total deposits declined $5.6 million to $104.1 million at March 31, 2008 from $109.7 million at June 30, 2007. The net decrease in deposits is primarily attributed to continued intense competition for deposit accounts in the current interest rate environment.
Stockholders’ equity in the Company totaled $13.9 million at March 31, 2008 resulting in a book value per common share of $37.18 based upon 372,600 shares outstanding. At March 31, 2008 Midland Federal’s capital ratios exceeded all of its regulatory capital requirements with both tangible and core capital ratios of 9.19% and a risk-based capital ratio of 20.40%. Midland Federal’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation. Midland Federal operates four banking offices located in Chicago, Homer Glen and Bridgeview, Illinois.
(Selected Consolidated Financial Information follows)

FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL CONDITION DATA:	March 31, 2008	June 30, 2007
	(Unaudited)
Total assets	$118,998,099	124,892,754
Loans receivable, net	82,480,508	84,856,618
Mortgage-backed securities	1,279,189	1,474,504
Cash and cash equivalents	29,983,594	13,455,836
Investment securities	1,348,684	21,126,608
Deposits	104,134,755	109,744,662
Stockholders’ equity	13,854,683	13,710,474

PER SHARE DATA:
Book value per common share at period end	$37.18	$36.80

SELECTED ASSET QUALITY RATIOS:
Non-performing loans to loans receivable, net	1.40%	.60%
Non-performing assets to total assets	.97%	.41%
Allowance for loan losses to non-performing loans	35.66%	82.22%
Allowance for loan losses to total loans	.50%	.49%

SELECTED OPERATIONS DATA (Unaudited):	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
Total interest income	$1,476,877	1,685,029	4,782,228	5,125,891
Total interest expense	527,864	526,848	1,647,085	1,534,700

Net interest income	949,013	1,158,181	3,135,143	3,591,191
Provision for loan losses	0	0	0	0

Net interest income after provision for loan losses	949,013	1,158,181	3,135,143	3,591,191

Non-interest income	198,459	203,007	675,554	592,456
Non-interest expense	1,085,902	1,112,436	3,235,322	3,340,013

Income before income taxes	61,570	248,752	575,375	843,634
Income tax expense	20,915	84,424	195,537	286,579

Net income	40,655	164,328	379,838	557,055

PER SHARE DATA:
Earnings per basic share	$.11	.44	1.02	1.50
Earnings per diluted share	$.11	.44	1.02	1.50
Dividends declared per common share	$.24	.24	.72	.72

SELECTED OPERATING RATIOS:
Annualized return on average assets	.14%	.53%	.41%	.59%
Annualized return on average equity	1.18%	4.83%	3.67%	5.50%
Annualized operating expenses to average total assets	3.64%	3.56%	3.53%	3.54%
Interest rate spread during the period	2.89%	3.54%	3.16%	3.63%
Net interest margin	3.28%	3.88%	3.54%	3.96%
Average interest-earning assets to average interest-bearing liabilities	121.59%	119.26%	120.95%	119.87%